Amended and Restated Pzena Investment Management, LLC 2006 Equity Incentive Plan

Table of Contents

Page

1. Purpose	2
2. Definitions	2
3. Term of the Plan	6
4. Administration	6
5. Authorization of Grants	6
6. Specific Terms of Awards	8
7. Adjustment Provisions	12
8. Settlement of Awards	14
9. No Special Employment or Other Rights	15
10. Nonexclusivity of the Plan	15
11. Termination and Amendment of the Plan and Awards	15
12. Notices and Other Communications	16
13. Governing Law	16

PZENA INVESTMENT MANAGEMENT, LLC
Amended and Restated 2006 Equity Incentive Plan

1.	Purpose

Pzena Investment Management, LLC originally adopted the Pzena Investment Management, LLC Amended and Restated 2006 Equity Incentive Plan (the “Plan”) effective as of October 30, 2007. The Plan was later amended and restated as of April 5, 2013. The Plan is hereby amended and restated and shall be effective upon its approval by the stockholders of Pzena Investment Management, Inc. at its Annual Meeting of Stockholders to be held on May 23, 2017 (or, if the vote on the Plan is postponed, such other date on which a stockholders’ meeting to vote to approve the Plan occurs). If the Plan, as amended and restated, is not so approved, then the Plan, as in effect immediately prior to such Annual Meeting, shall remain in effect. This Plan is intended to encourage ownership of Class B Units of the Company by persons providing services to the Company and/or its subsidiaries, including members of the Company and employees and consultants of the Company and/or its subsidiaries, and to provide additional incentives for them to promote the success of the Company’s business.

2.	Definitions

As used in this Plan, the following terms shall have the following meanings, except as otherwise provided in the Award Agreement:
2.1    Accelerate, Accelerated, and Acceleration, when used with respect to an Option or Unit-Based Award, means that as of the time of reference the Option or Unit-Based Award will vest and, if applicable, will become exercisable with respect to some or all of the Class B Units or cash equivalent for which such Option or Unit-Based Award was not then otherwise exercisable by its terms, and, when used with respect to Restricted Units, means that the Risk of Forfeiture otherwise applicable to the Class B Units shall expire with respect to some or all of the Class B Units then otherwise subject to the Risk of Forfeiture.

2.2    Award means any grant or sale pursuant to the Plan of Options, Restricted Units, Unit Grants or other Unit-Based Awards or LTIP Units.

2.3    Award Agreement means an agreement between the Company and the recipient of an Award, setting forth the terms and conditions of the Award.

2.4    Cause means “Cause”, as described in the Operating Agreement, provided that references to an “Employee Member” shall be replaced by references to a “Participant.”

2.5    Class A Stock means Class A common stock, par value $0.01 per share, of Pzena Investment Management, Inc.

2.6    Class B Unit means a “Class B Unit” in the Company, as defined in the Operating Agreement.

2.7    Client means “Client”, as described in the Operating Agreement, provided that references to an “Employee Member” shall be replaced by references to a “Participant.”

2.8    Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder. To the extent that reference is made to any particular section of the Code, such reference shall be, where the context so admits, to any corresponding provisions of any succeeding law.

2.9    Committee means any committee of the board of directors of Pzena Investment Management, Inc., in its capacity as the Managing Member of the Company, that is delegated responsibility by such board of directors for the administration of the Plan, as provided in Section 4 of the Plan; provided, that such committee shall be comprised solely of directors of Pzena Investment Management, Inc. who are (a) “non-employee directors” under Rule 16b-3 of the Exchange Act, (b) “outside directors” under Code Section 162(m) and (c) “independent directors” pursuant to New York Stock Exchange requirements. For any period during which no such committee is in existence, “Committee” shall mean the Managing Member and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Managing Member.

2.10    Company means Pzena Investment Management, LLC, a limited liability company organized under the laws of the State of Delaware.

2.11    Confidential Information means “Confidential Information”, as defined in the Operating Agreement.

2.12    Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

2.13    Fair Market Value of a Class B Unit on any given date means such value as the Committee, in its sole discretion, shall determine in good faith using any reasonable method; provided that in the case of a determination of the exercise price of an Option, such determination shall be made in a manner which permits the Option to be exempt from the application of Section 409A of the Code. In making a determination of Fair Market Value, the Committee shall take into account the information available with respect to the value of the Company, which factors may include (but are not limited to) (i) if the Class A Stock is listed for trading on the New York Stock Exchange or any other national securities exchange, the closing price per share of Class A stock on the applicable exchange on that date (or, if no closing price is reported, the last reported sale price) and (ii) discounts for lack of marketability of the Class B Units or waivers of benefits under the Tax Receivable Agreement, dated October 30, 2007, by and among Pzena Investment Management, Inc., the Company and the Continuing Members and Existing Members named on the signature pages thereto.

2.14    Good Reason means the occurrence of any of the following events without either (i) the Participant’s prior written consent; or (ii) full cure within 30 days after the Participant gives written notice to the Company describing the event in reasonable detail and requesting cure: any material diminution in the Participant’s title, responsibilities or authority with the Company; or any relocation of the Participant’s place of employment to a location that is more than 50 miles from both the Company’s principal office and the Participant’s then current principal residence.

2.15    Grant Date means the date as of which an Option is granted, as determined under Section 6.1(a).

2.16    Investment Advisory Services means any services that involve (i) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds), (ii) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds), or (iii) otherwise acting as an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended (whether or not required to be registered under such act), and performing activities related or incidental thereto, provided that “Investment Advisory Services” shall exclude any service in respect of which no compensation or economic benefit is provided directly or indirectly to any person in respect of such service.

2.17    IPO means the initial public offering of Class A Stock, as contemplated in the registration statement on Form S-1 of Pzena Investment Management, Inc. (No. 333-143660).

2.18    LTIP Unit means a certain class or classes of membership interests in the Company which, upon the occurrence of certain events, may convert into Class B Units.

2.19    Managing Member has the meaning set forth in the Operating Agreement

2.20    Obligations means the Participant not engaging in any of the following activities: (i) directly or indirectly, whether as an officer, director, owner, partner, investor, member, adviser, representative, consultant, agent, employee, co-venturer or otherwise, providing Investment Advisory Services, except in the performance of his duties with the Company, or engaging, or assisting others to engage, in whole or in part, in any business in competition with the business of the Company, (ii) directly or indirectly (other than in the course of performing his duties to the Company) (a) soliciting the hiring of or hiring any employee of the Company or any person who, within the prior six months, had been an employee of the Company, assisting in, or encouraging such hiring by any person or encouraging any such employee to terminate or alter his relationship with the Company; (b) in competition with the Company, soliciting, seeking, inducing, pursuing in any way, or accepting a business relationship of any kind with, any person who is a Client of the Company, including by way of indirect or sub-advisory arrangements (such obligation to include the duty of the Participant to decline any such offered business activity even if unsolicited); (c) otherwise soliciting, encouraging or inducing any Client to terminate or reduce its business or relationship with the Company; or (d) otherwise take any action or have any communication with any person the purpose of which is, or the reasonably likely effect of which could be, to cause any such Client to terminate, alter, reduce, modify or restrict in any way its relationship or business with the Company; or (iii) except as required by law or on the written request or with the written consent of the Company, disclosing any Confidential Information, directly or indirectly, or using Confidential Information in any way.

2.21    Operating Agreement means the Company’s Amended and Restated Operating Agreement, dated as of October 30, 2007, as in effect from time to time.

2.22    Option means an option to purchase Class B Units of the Company.

2.23    Optionee means a Participant to whom an Option shall have been granted under the Plan.

2.24    Participant means any holder of an outstanding Award under the Plan.

2.25    Plan means this Pzena Investment Management, LLC 2006 Amended and Restated Equity Incentive Plan, as amended from time to time, and including any attachments or addenda hereto.

2.26    Restricted Units means Class B Units issued or sold to a Participant subject to a Risk of Forfeiture.

2.27    Restriction Period means the period of time, established by the Committee in connection with an Award of Restricted Units, during which such Restricted Units are subject to a Risk of Forfeiture described in the applicable Award Agreement.

2.28    Risk of Forfeiture means a limitation on the right of the Participant to retain Restricted Units, including a right in the Company to reacquire the Restricted Units at less than their then Fair Market Value, arising because of the occurrence or non-occurrence of specified events or conditions.

2.29    Securities Act means the Securities Act of 1933, as amended from time to time.

2.30    Unit Grant means a grant of Class B Units not subject to restrictions or other forfeiture conditions.

2.31    Unit-Based Award means an Award granted pursuant to Section 6.4 of the Plan.

3.	Term of the Plan

Unless the Plan shall have been earlier terminated by the Company, Awards may be granted under this Plan at any time in the period commencing on the date of approval of the Plan or any amendment and restatement of the Plan by the stockholders of the Company and ending immediately prior to the tenth anniversary of such date. Awards granted pursuant to the Plan within that period shall not expire solely by reason of the termination of the Plan.

4.	Administration

The Plan shall be administered by the Committee; provided, however, that at any time and on any one or more occasions the Managing Member may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder; and provided further, however, that the Committee may delegate to one or more “executive officers” (as defined under applicable rules promulgated under the Exchange Act) the authority to grant Awards hereunder to employees who are not executive officers, and to consultants, in accordance with such guidelines as the Committee shall set forth at any time or from time to time. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to each Award to be granted by the Company under the Plan including the member, employee or consultant to receive the Award and the form of Award. In making such determinations, the Committee may take into account the nature of the services rendered by such members, employees and consultants, their present and potential contributions to the success of the Company, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Award Agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations made in good faith on matters referred to in the Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an Award made pursuant hereto.

5.	Authorization of Grants

5.1    Eligibility. The Committee may grant from time to time and at any time prior to the termination of the Plan one or more Awards, either alone or in combination with any other Awards, to any service provider to the Company or any of its subsidiaries, including members of the Company and employees and consultants of the Company and/or its subsidiaries.

5.2    General Terms of Awards. Each grant of an Award shall be subject to all applicable terms and conditions of the Plan (including but not limited to any specific terms and conditions applicable to that type of Award set out in Section 6), and such other terms and conditions, not inconsistent with the terms of the Plan, as the Committee may prescribe. Restricted Units and Units Grants under the Plan shall at all times be subject to the terms of the Operating Agreement.

5.3    Non-Transferability of Awards. Awards shall not be transferable, and no Awards or interest therein may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and all of a Participant’s rights in any Award may be exercised during the life of the Participant only by the Participant or the Participant’s legal representative. Notwithstanding the foregoing, Unit Grants and, following lapse of the Restriction Period, Restricted Units may be transferred in accordance with the provisions of the Operating Agreement.

5.4    Conditions to Receipt of Awards.
(a)No prospective Participant shall have any rights with respect to an Award unless and until such Participant has executed an agreement evidencing the Award, delivered a fully executed copy thereof to the Company, and otherwise complied with the applicable terms and conditions of such Award.
(b)Notwithstanding anything herein to the contrary, no Award of Options, Restricted Units, Unit Grants, other Unit- Based Awards, LTIP Units and no issuance of Class B Units upon exercise of an Option or the settlement of any Unit-Based Award, may be made to a person who has committed any act which could serve as a basis for (i) denial, suspension or revocation of the registration of any investment adviser, including the Company, under Section 203(e) of the Investment Advisers Act of 1940, as amended, or Rule 206(4)-4(b) thereunder, or for disqualification of any investment adviser, including the Company, as an investment adviser to a registered investment company pursuant to Sections 9(a) or 9(b) of the Investment Company Act of 1940, as amended, (ii) precluding the Company from acting as a fiduciary by operation of Section 411 of the Employee Retirement Income Security Act of 1974, as amended, or (iii) the Company failing to qualify as a “qualified professional asset manager” within the meaning of Department of Labor Prohibited Transaction Exemption 84-14.
(c)Each Award of Restricted Units, Unit Grants, other Unit-based Awards or LTIP Units and each issuance of Class B Units to the recipient of an Award of Options upon exercise of the Options or upon settlement of a Unit-Based Award, shall be conditioned upon the recipient’s execution of the Operating Agreement or an agreement of accession thereto.

5.5    Units Subject to Plan. The maximum number of Class B Units reserved for the grant or settlement of Awards under the Plan shall be 30,113,996 Class B Units, subject to adjustment as provided herein. If any Class B Units subject to an Award are forfeited, canceled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of Class B Units to the Participant, the Class B Units with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, Class B Units that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Plan, as well as any Class B Units exchanged by a Participant or withheld by the Company to satisfy the tax withholding obligations related to any Award under the Plan, shall not be available for subsequent Awards under the Plan.

6.	Specific Terms of Awards

6.1    Options.
(a)Date of Grant. The granting of an Option shall take place at the time specified in the Award Agreement.

(b)Exercise Price. The price at which a Class B Unit may be acquired under each Option shall be no less than 100% of the Fair Market Value of such Class B Unit on the Grant Date.

(c)Option Period. The exercise period with respect to each Option shall be determined in the sole discretion of the Committee and specified in each Award Agreement; provided, however, that no Option may be exercised on or after the tenth anniversary of the Grant Date.

(d)Exercisability. An Option may be immediately exercisable or become exercisable in such installments, cumulative or non-cumulative, as the Committee may determine and as set forth in each Award Agreement. In the case of an Option not otherwise immediately exercisable in full, the Committee may Accelerate such Option in whole or in part at any time.

(e)Termination of Association with the Company - Generally. Unless the Committee shall provide otherwise for any Award with respect to any Option and except as provided in Section 6.1(f), if the Optionee’s employment or other association with the Company ends for any reason, any outstanding Option of the Optionee shall cease to be exercisable in any respect and shall terminate not later than 90 days following that event and, for the period it remains exercisable following that event, shall be exercisable only to the extent exercisable at the date of that event (and to the extent not then exercisable, shall terminate as of the date of such event), after giving effect to the last sentence of this Section 6(e). Military or sick leave or other bona fide leave shall not be deemed a termination of employment or other association, provided that it does not exceed the longer of ninety (90) days or the period during which the absent Optionee’s reemployment rights, if any, are guaranteed by statute or by contract. Notwithstanding anything contained herein to the contrary, unless the Committee shall otherwise provide, an Optionee shall immediately become fully vested in all Options if (i) such Optionee dies while employed by or providing services to the Company, (ii) such Optionee’s employment with or provision of services to the Company is terminated by the Company without Cause or (iii) such Optionee voluntarily terminates the provision of services to or employment with the Company with Good Reason; provided, that any termination of an Optionee’s employment (x) by reason of the Company’s waiver of any termination notice period given by an Optionee or (y) by the Company after such Optionee has given notice of voluntary termination will, in either case, be deemed a voluntary termination as of the date of the Optionee’s actual termination of employment.

(f)Termination of Association with the Company Following Ten Years of Continuous Service. Notwithstanding anything contained herein to the contrary and unless the Committee shall provide otherwise for any Award with respect to any Option, in the event the Optionee voluntarily terminates employment or other association with the Company and has, as of the time of such termination, been employed by or providing services to the Company for a continuous period of no less than ten years, then (i) such Optionee will, subject to the Optionee’s continued compliance with the Obligations, continue to vest in any outstanding Options held by the Optionee in accordance with the vesting schedule set forth in the Award Agreement and (ii) any outstanding Option of the Optionee will remain outstanding until the earlier to occur of (x) the expiration date of such Option and (y) the date the Optionee violates any of the Obligations.

(g)Method of Exercise. An Option may be exercised by the Optionee giving written notice, in the manner provided in Section 12, specifying the number of Class B Units with respect to which the Option is then being exercised. Where the exercise of an Option is to be accompanied by payment, the Committee may determine the required or permitted forms of payment, subject to the following: (a) all payments will be by cash or check acceptable to the Committee, or (b) if so permitted by the Committee, (i) through the delivery of Class B Units that have a Fair Market Value equal to the exercise price, except where payment by delivery of Class B Units would adversely affect the Company’s results of operations under U.S. generally accepted accounting principles or where payment by delivery of Class B Units outstanding for less than six months would require application of securities laws relating to profit realized on such Class B Units, (ii) by other means acceptable to the Committee, or (iii) by means of withholding of Class B Units, with an aggregate Fair Market Value equal to (A) the aggregate exercise price and (B) unless the Company is precluded or restricted from doing so under debt covenants or the Committee determines otherwise, minimum statutory withholding taxes with respect to such exercise, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of Class B Units in payment of the exercise price under clause (g)(i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Committee may prescribe.

(h)No Certificates. Class B Units are not represented by certificates. The “issuance” of Class B Units pursuant to the exercise of an Option granted under the Plan shall not require the creation or delivery of a certificate or other evidence of ownership, other than that provided by the applicable Award Agreement, but instead only the Company’s recognition of the Optionee on its books and records as the beneficial holder of such Class B Units.

(i)Rights Pending Exercise. No person holding an Option shall be deemed for any purpose to be a member of the Company with respect to any of the Class B Units issuable pursuant to his or her Option, except to the extent that the Option shall have been exercised with respect thereto.

6.2    Restricted Units.

(a)    Purchase Price. Class B Units or Restricted Units shall be issued under the Plan for such consideration, in cash, other property or services, or any combination thereof, as is determined by the Committee.

(b)    No Certificates. Class B Units are not represented by certificates. The “issuance” of Class B Units or Restricted Units under the Plan shall not require the creation or delivery of a certificate or other evidence of ownership, other than that provided by the applicable Award Agreement, but instead only the Company’s recognition of the Participant on its books and records as the beneficial holder of such Class B Units or Restricted Units.

(c)    Restrictions and Restriction Period. During the Restriction Period applicable to Restricted Units, such Restricted Units shall be subject to limitations on transferability and a Risk of Forfeiture arising on the basis of such conditions related to the performance of services, Company performance or otherwise as the Committee may determine and provide for in the applicable Award Agreement. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate.

(d)    Rights Pending Lapse of Risk of Forfeiture or Forfeiture of Award. Except as otherwise provided in the Plan or the applicable Award Agreement, at all times prior to lapse of any Risk of Forfeiture applicable to, or forfeiture of, an Award of Restricted Units, the Participant shall have all of the rights of a holder of Class B Units of the Company, including the right to receive any distributions with respect to, the Restricted Units.

(e)    Termination of Association with the Company - Generally. Unless the Committee shall provide otherwise for any Award of Restricted Units and except as provided in Section 6.2(f), upon termination of a Participant’s employment or other association with the Company and its subsidiaries for any reason during the Restriction Period, all Restricted Units still subject to Risk of Forfeiture shall be forfeited or otherwise subject to return to or repurchase by the Company on the terms specified in the Award Agreement; provided, however, that military or sick leave or other bona fide leave shall not be deemed a termination of employment or other association if it does not exceed the longer of ninety (90) days or the period during which the absent Participant’s reemployment rights, if any, are guaranteed by statute or by contract. Notwithstanding anything contained herein to the contrary, unless the Committee provides otherwise, the Restriction Period applicable to Restricted Units shall immediately lapse if (i) such Participant dies while employed by or providing services to the Company, (ii) such Participant’s employment with or provision of services to the Company is terminated by the Company without Cause or (iii) such Participant voluntarily terminates the provision of services to or employment with the Company with Good Reason; provided, that any termination of a Participant’s employment (x) by reason of the Company’s waiver of any termination notice period given by a Participant or (y) by the Company after such Participant has given notice of voluntary termination will, in either case, be deemed a voluntary termination as of the date of the Participant’s actual termination of employment.

(f)    Termination of Association with the Company Following Ten Years of Continuous Service. Notwithstanding anything contained herein to the contrary and unless the Committee shall provide otherwise for any Award of Restricted Units, in the event a Participant voluntarily terminates employment or other association with the Company and has, as of the time of such termination, been employed by or providing services to the Company for a continuous period of no less than ten years, then such Participant will, subject to the Participant’s continued compliance with the Obligations, continue to vest in any outstanding Restricted Units subject to a Risk of Forfeiture in accordance with the vesting schedule set forth in the Award Agreement .

6.3    Unit Grants. Class B Unit Grants shall be awarded solely in recognition of significant contributions to the success of the Company, in lieu of compensation otherwise already due and in such other limited circumstances as the Committee deems appropriate. Unit Grants shall be made without forfeiture conditions of any kind.

6.4    Unit-Based Awards. The Committee, in its sole discretion, may grant Awards of phantom Class B Units and other Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of a Class B Unit. Such Unit-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Class B Units (or the equivalent cash value of such Class B Units) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Unit-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine: (a) the number of Class B Units to be awarded under (or otherwise related to) such Unit-Based Awards; (b) whether such Unit-Based Awards shall be settled in cash, Class B Units or a combination of cash and Class B Units; and (c) all other terms and conditions of such Unit-Based Awards (including, without limitation, the vesting provisions thereof).

6.5    LTIP Units. LTIP Units may be granted as free-standing awards or in tandem with other Awards under the Plan, and may be valued by reference to the Class B Units, and will be subject to such other conditions and restrictions as the Committee, in its sole and absolute discretion, may determine, including, but not limited to, continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. LTIP Units, whether vested or unvested, may entitle the participant to receive, currently or on a deferred or contingent basis, distributions or distribution equivalent payments with respect to the number of Class B Units corresponding to the LTIP Unit or other distributions from the Company and the Committee may provide in the applicable Award Agreement that such amounts (if any) shall be deemed to have been reinvested in additional Class B Units or LTIP Units. The LTIP Units granted under the Plan will be subject to such terms and conditions as may be determined by the Administrator in its sole and absolute discretion, including, but not limited to the conversion ratio, if any, pursuant to which LTIP Units may be exchanged for Class B Units in accordance with the terms of the Operating Agreement. LTIP Units may be structured as “profits interests,” “capital interests” or other types of interests for federal income tax purposes.

6.6    Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan granted to a Participant who is, at the time of grant or during the term of the Award, resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that the Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. The Committee may establish supplements to, or amendments, restatements, or alternative versions of the Plan for the purpose of granting and administrating any such modified Award.

7.	Adjustment Provisions

7.1    Adjustment for Company Actions. Subject to Section 7.2, if subsequent to the adoption of the Plan by the Company the outstanding Class B Units are increased, decreased, or exchanged for a different number or kind of units or other securities, or if additional units or new or different units or other securities are distributed with respect to Class B Units, through merger, consolidation, sale of all or substantially all the property of the Company, reorganization, recapitalization, reclassification, dividend, unit split, reverse unit split, or other similar distribution with respect to such Class B Units, the Committee shall make an adjustment, to the extent appropriate and proportionate, in (i) the numbers and kinds of Class B Units or other securities subject to the then outstanding Awards, and (ii) the exercise price for each Class B Unit or other securities subject to then outstanding Options (without change in the aggregate purchase price as to which such Options remain exercisable).

7.2    Reorganizations. Upon a sale, merger, reorganization, separation or liquidation of the Company or a sale of all or substantially all of the Company’s assets, except to the extent modified by an applicable Award Agreement, the Committee shall have the discretion, exercisable either in advance of such a transaction or at the time thereof, to provide for one or more of the following: (i) the continuation of outstanding Awards after the transaction without change (ii) the cash-out of outstanding Options as of the time of the transaction as part of the transaction for an amount equal to the difference between the price that would have been paid for the Class B Units subject to such outstanding Options if such Options were exercised upon the closing of such transaction and the exercise price of such outstanding Options; provided that if the exercise price of the Options exceeds the price that would have been paid for the Class B Units subject to the outstanding Options if such Options were exercised upon the closing of the transaction, then such Options may be cancelled without making a payment to the Optionees, (iii) the expiration of the exercise period for outstanding Options upon the closing of the transaction, (iv) the cancellation of outstanding Restricted Units and/or Unit-Based Awards and payment to the Participants holding such Restricted Units and/or Unit-Based Awards equal to the value of the underlying Class B Units as of the closing date of the transaction, in such form and at such time as the Committee shall determine, (v) a requirement that the buyer in the transaction assume outstanding Options and/or Restricted Units and/or Unit-Based Awards, (vi) a requirement that the buyer in the transaction substitute outstanding Options with comparable options to purchase the equity interests of the buyer or its parent and/or substitute outstanding Restricted Units and/or Unit-Based Awards with comparable restricted stock or units of the buyer or its parent, and (vii) the Acceleration of outstanding Options, Restricted Units and Unit-Based Awards. Each outstanding Option, Restricted Unit and Unit-Based Award that is assumed in connection with such a transaction, or is otherwise to continue in effect subsequent to the transaction, will be appropriately adjusted, immediately after the transaction, as to the number and class of securities and, with respect to an Option, the price at which it may be exercised, in accordance with Section 7.1.

7.3    Dissolution or Liquidation. Upon dissolution or liquidation of the Company, other than as part of a transaction referred to in Section 7.2, each outstanding Option shall terminate, but the Optionee (if at the time in the employ of or otherwise associated with the Company) shall have the right, immediately prior to the dissolution or liquidation, to exercise the Option to the extent exercisable on the date of dissolution or liquidation.

7.4    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. In the event of any Company action not specifically covered by the preceding Sections, including but not limited to an extraordinary cash distribution on Units, a Company separation, spin-off, split off or other reorganization or liquidation, the Committee shall make such adjustment of outstanding Awards and their terms, if any, as it, in its sole discretion, may deem equitable and appropriate in the circumstances.

7.5    Related Matters. Any adjustment in Awards made pursuant to this Section 7 shall be determined and made, if at all, by the Committee and shall include any correlative modification of terms, including of Option exercise prices, rates of vesting or exercisability, Risks of Forfeiture and applicable repurchase prices for Restricted Units and Unit-Based Awards, which the Committee may deem necessary or appropriate so as to ensure the rights of the Participants in their respective Awards are not substantially diminished nor enlarged as a result of the adjustment and Company action other than as expressly contemplated in this Section 7. No fraction of a Class B Unit shall be issued or purchasable or deliverable upon exercise, but in the event any adjustment hereunder of the number of Class B Units covered by an Award shall cause such number to include a fraction of a Class B Unit, such number of Class B Units shall be adjusted to the nearest smaller whole number of Class B Units.

8.	Settlement of Awards

8.1    Violation of Law. Notwithstanding any other provision of the Plan or the relevant Award Agreement, if, at any time, in the reasonable opinion of the Company, the issuance of Class B Units or LTIP Units covered by an Award may constitute a violation of law, then the Company may delay such issuance and the delivery of such Class B Units or LTIP Units, as applicable, until approval shall have been obtained from such governmental agencies as may be required under any applicable law, rule, or regulation, and the Company shall take all reasonable efforts to obtain such approval.

8.2    Restrictions on Rights in Units. Any Class B Unit or LTIP Unit to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the Certificate of Formation of the Company, as amended from time to time, and the Operating Agreement, as amended from time to time.

8.3    Investment Representations. The Company shall be under no obligation to issue any Class B Units or LTIP Units covered by any Award unless the intended recipient has made such written representations to the Company (upon which the Company believes it may reasonably rely) as the Company may deem necessary or appropriate for purposes of confirming that the issuance of such Class B Units or LTIP Units, as applicable, will be exempt from the registration requirements of the Securities Act and any applicable state securities laws and otherwise in compliance with all applicable laws, rules and regulations, including but not limited to that the Participant is acquiring the Class B Units or LTIP Units, as applicable, for his or her own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution of any such Class B Units or LTIP Units.

8.4    Registration. If the Company shall deem it necessary or desirable to register under the Securities Act or other applicable statutes any Class B Units or LTIP Units issued or to be issued pursuant to Awards granted under the Plan, or to qualify any such Class B Units or LTIP Units, as applicable for exemption from the Securities Act or other applicable statutes, then the Company shall take such action at its own expense. The Company may require from each recipient of an Award such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for that purpose and may require reasonable indemnity to the Company and its Managing Member, officers and directors from that holder against all losses, claims, damage and liabilities arising from use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made. In addition, the Company may require of any such person that he or she agree that, without the prior written consent of the Company or the managing underwriter in any public offering of Class B Units or LTIP Units, as applicable, he or she will not sell, make any short sale of, loan, grant any option for the purchase of, pledge or otherwise encumber, or otherwise dispose of, any Class B Units or LTIP Units, as applicable, during the 180 day period commencing on the effective date of the registration statement relating to the underwritten public offering of securities.

8.5    Tax Withholding. Whenever Class B Units or LTIP Units are issued or to be issued pursuant to Awards granted under the Plan, the Company shall have the right to require the recipient to remit to the Company in cash an amount sufficient to satisfy federal, state, local or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) coincident with the recipient’s exercise of such Option or receipt of Class B Units or LTIP Units, as applicable. The obligations of the Company under the Plan shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the recipient of an Award.

9.	No Special Employment or Other Rights

Nothing contained in the Plan or in any Award Agreement shall confer upon any recipient of an Award any right with respect to the continuation of his or her employment or other association with the Company or any of its subsidiaries, or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment or consulting agreement, any provision of law, the Company’s Certificate of Formation or the Operating Agreement to the contrary, at any time to terminate such employment or consulting agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment or other association with the Company or any of its subsidiaries.

10.	Nonexclusivity of the Plan

The adoption of the Plan by the Company shall not be construed as creating any limitations on the power of the Company to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of options and restricted units other than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

11.	Termination and Amendment of the Plan and Awards

The Company may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable. Unless the Company otherwise expressly provides, or may deem necessary or appropriate to comply with applicable law, including without limitation the provisions of Section 409A of the Code, no termination or amendment of the Plan may adversely affect the rights of the recipient of an Award previously granted hereunder without the consent of the recipient of such Award.
The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, provided that the Award as amended is consistent with the terms of the Plan, and further provided that, other than as the Committee may deem necessary or appropriate to comply with applicable law, including without limitation the provisions of Section 409A of the Code, no amendment or modification of an outstanding Award may adversely affect the rights of the recipient of such Award without his or her consent.

12.	Notices and Other Communications

Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or by facsimile with a confirmation copy by regular, certified or overnight mail, addressed or sent by facsimile, as the case may be, (i) if to the recipient of an Award, at his or her residence address last filed with the Company and (ii) if to the Company, at its principal place of business, addressed to the attention of the Managing Member, or to such other address or facsimile number, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of mailing, when received by the addressee, and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report.

13.	Governing Law

The Plan and all Award Agreements and actions taken thereunder shall be governed, interpreted and enforced in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof.